Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 29, 2017

Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Re:                             4.375% Convertible Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special counsel to Starwood Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the proposed issuance and sale by the Company of $250,000,000 aggregate principal amount of its 4.375% Convertible Senior Notes due 2023 (the “Notes”), pursuant to the Underwriting Agreement, dated March 24, 2017 (the “Underwriting Agreement”), among the Company, SPT Management, LLC and Goldman, Sachs & Co.  The Notes will be issued and sold pursuant to the prospectus supplement dated March 24, 2017 (the “Prospectus Supplement”), supplementing the prospectus dated April 1, 2016 (the “Base Prospectus”) that forms part of the Registration Statement (File No. 333-210560) of the Company. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be issued pursuant to an Indenture, dated as of February 15, 2013 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of March 29, 2017 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes in global form, (v) the executed Underwriting Agreement and (vi) certain resolutions of the Board of Directors of the Company adopted on March 23, 2017 and of the Pricing Committee thereof adopted on March 24, 2017, each as certified by the Secretary of the Company on the date hereof as being true and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance and sale of the Notes (the “Company Board Resolutions”).

We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Company Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equity principles, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the Federal laws of the United States of America and the laws of the State of New York. We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the laws of the State of Maryland, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or as to any matters arising thereunder or relating thereto. To the extent that any of the matters set forth in the foregoing opinion are governed by or arise under the laws of the State of Maryland, we have relied exclusively, without independent investigation or verification, upon the letter of Morrison & Foerster LLP of even date herewith.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Notes.

The opinion set forth herein is given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstance that changes or may change the opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Sidley Austin LLP